Exhibit 99.1

AgFeed Industries, Inc. Announces Third Quarter 2009 Financial Results

NEW YORK, Nov. 10 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq: FEED), one of the largest commercial hog producers and the largest animal nutrients company in China, today announced financial results for the third quarter and first nine months of 2009:

Highlights

•	Revenue of $45.12 million and $117.07 million, compared to $49.43 million and $97.21 million for the quarter and nine month periods of 2008, respectively.

•	Income from continuing operations of $3.71 million and $9.16 million, compared to $9.31 million and $19.81 million for the quarter and nine month periods of 2008, respectively.

•	Net income of $2.9 million and $7.1 million for the quarter and first nine months of 2009, compared to $8.2 million and $13.1 million for the comparable 2008 periods.

•
Earnings per share on income from continuing operations of $0.09 and $0.23 for the quarter and nine months of 2009 periods, compared to $0.28 and $0.64 for the comparable 2008 periods. Earnings per share of $0.07 and $0.18 for the quarter and nine months of 2009 periods, compared to $0.25 and $0.42 for the comparable 2008 periods;

•
Gross profit of $7.6 million and $18.6 million for the third quarter and first nine months of 2009, as compared to $12.3 million and $26.8 million for the third quarter and first nine months of 2008, respectively.

•
Balance sheet was strong; cash and cash equivalents on hand at September 30, 2009 was $36.5 million, an increase of $5.6 million in the third quarter of 2009; the current ratio was 5.47:1 at September 30, 2009; total assets were $157.9 million and book value was $142.8 million at September 30, 2009.

•	Gross margins for the third quarter and first nine months of 2009 were 16.8% and 15.1%, respectively, compared to 24.9% and 27.5% for the corresponding 2008 periods.

Management Comments

Dr. Songyan Li, AgFeed's Chairman, commented that, "I am pleased to report that nine months into our transition year we are accomplishing much of what we set out to do.   I am happy with the operating results in both of our business segments in spite of a number of market challenges that we faced in the hog industry and in our regional economy.  Our operating income for the third quarter was a commendable $3.71 million.  We finished the quarter with a strong balance sheet and $36.5 million in cash to fund our operations and growth.  Our animal nutrients business performed exceptionally well in the third quarter, aided by the recent implementation of the Food Safety Laws and the Green-Certified label on our products.

Dr. Li continued, "Earlier this year we announced our intention to adopt the Western model of hog production. We are well on our way to a full transition in 2009 to that model with our new alliance with Hypor, the formation of AgFeed International Protein Technology, our joint venture with M2P2 LLC, and our ongoing investment in upgrading our existing farms.  As we continue to invest in our genetics programs, improve our bio-security and upgrade our environmental protection systems over the next 25 months we believe that AgFeed will become the standard for top quality, green-certified pork in China."

In discussing AgFeed's animal nutrients business, Junhong Xiong, AgFeed's Chief Executive Officer, asserted, "Our revenues of $17.1 million in the third quarter of 2009 were significantly higher, reaching approximately 80% of the revenues we posted for the first half of 2009.  We expect that our animal nutrients business segment will remain strong through the end of 2009, meeting and exceeding our projections of 100,000 metric tons sold in 2009."  Mr. Xiong added, "AgFeed is responding to the market demand for "complete" feed with plans to upgrade and expand our production capabilities in this key market segment.  We believe this will provide an opportunity for us to triple our animal nutrient business revenues by the end of 2011."

Gerard Daignault, AgFeed's Chief Operating Officer, commenting on the Company's hog business, said "AgFeed is focused on bio-security and expanding its breeding hog inventory.  The recent pure lines stocking of the Lushan Breeder Farm has produced record birth-rate results.  AgFeed's second breeder farm, Ganda (Guangxi Province) will begin its pure lines stocking in December.  The building of the Wunnin nucleus farm located in Jiangxi Province was completed on November 3 and will also be stocked with world class Hypor genetic breeding stock."  Mr. Daignault added, "AgFeed's first Western-model farm located in Da Hua (Guangxi Province) opened this morning China time, with a groundbreaking ceremony sponsored by the PRC regional government.  We currently anticipate that these facilities will house 10,000 sows producing 250,000 hogs by 2011 helping to meet the goal of selling 2.5 million hogs from 2009 to 2011."

Edward Pazdro, Chief Financial Officer of AgFeed International Protein Technology, reported, "Dr. Songyan Li is working with regional Chinese governments in targeted areas to introduce our joint venture concept.  He is pursuing the identification and selection of additional farm sites and negotiation of agreements with local government officials, banks and farmers that will provide us with the opportunity to bring the success of our experience in Da Hua to other locations, affording AgFeed and AgFeed International Protein Technology the opportunity to expand their Western-model hog production model to new sites."

About AgFeed Industries, Inc.
NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix and blended animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Disclosure Notice
The information contained in this earnings release and the attachments is as of November 10, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the Chinese government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
Investor Relations:
AgFeed Industries, Inc.
Tel: (917) 804-3584
Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$36,480,253	$24,839,378
Accounts receivable, net of allowance for doubtful accounts
of $246,847 and $520,413	16,222,992	9,462,380
Advances to suppliers	1,211,852	518,829
Other receivables	408,620	2,066,030
Inventory	22,019,710	20,616,560
Prepaid expenses	1,506,462	1,166,646
Debt issue costs	42,291	246,223

Total current assets	77,892,180	58,916,046

PROPERTY AND EQUIPMENT, net	23,060,443	20,810,094
CONSTRUCTION-IN-PROCESS	10,276,793	10,853,389
INTANGIBLE ASSETS	43,819,722	43,833,705
OTHER ASSETS	2,887,066	2,641,902

TOTAL ASSETS	$157,936,204	$137,055,136

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term loans	$4,401,000	$-
Accounts payable	6,738,882	5,214,596
Other payables	1,104,883	5,766,741
Unearned revenue	365,163	321,664
Accrued expenses	452,612	164,558
Accrued payroll	685,234	818,052
Tax and welfare payable	385,503	465,875
Interest payable	102,531	121,139

Total current liabilities	14,235,808	12,872,625

CONVERTIBLE NOTES, net of debt discount of $99,524 and $579,444	900,476	3,220,556

TOTAL LIABILITIES	15,136,284	16,093,181

COMMITMENTS AND CONTINGENCIES (Note 11)	-	-

EQUITY:
AgFeed stockholders' equity:
Common stock, $0.001 per share; 75,000,000 shares authorized;
43,917,558 issued and 43,550,263 outstanding at September 30, 2009
38,300,436 issued and 37,933,141 outstanding at December 31, 2008	43,918	38,300
Additional paid-in capital	107,654,125	90,903,261
Other comprehensive income	4,187,956	4,167,217
Statutory reserve	4,230,516	3,236,054
Treasury stock (367,295 shares)	(1,811,746)	(1,811,746)
Retained earnings	28,458,229	22,311,258
Total AgFeed stockholders' equity	142,762,998	118,844,344
Noncontrolling interest	36,922	2,117,611
Total equity	142,799,920	120,961,955

TOTAL LIABILITIES AND EQUITY	$157,936,204	$137,055,136

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$45,115,442	$49,426,274	$117,072,486	$97,208,685

Cost of goods sold	37,554,278	37,124,058	98,486,258	70,438,683

Gross profit	7,561,164	12,302,216	18,586,228	26,770,002

Operating expenses
Selling expenses	960,574	970,268	2,823,783	2,597,470
General and administrative expenses	2,888,845	2,021,549	6,606,537	4,364,858
Total operating expenses	3,849,419	2,991,817	9,430,320	6,962,328

Income from operations	3,711,745	9,310,399	9,155,908	19,807,674

Non-operating income (expense):
Other expense	(387,979)	(257,493)	(384,503)	(283,063)
Interest income	75,344	44,860	188,460	171,095
Interest and financing costs	(192,963)	(605,391)	(970,391)	(5,244,592)
Foreign currency transaction loss	(18,121)	(10,007)	(14,819)	(553,753)

Total non-operating income (expense)	(523,719)	(828,031)	(1,181,253)	(5,910,313)

Income before provision for income taxes	3,188,026	8,482,368	7,974,655	13,897,361

Provision for income taxes	292,647	201,904	794,155	414,993

Net income including noncontrolling interest	2,895,379	8,280,464	7,180,500	13,482,368

Less: Net income (loss) attributed to noncontrolling interest	(962)	64,309	39,067	425,403

Net income attributed to AgFeed	2,896,341	8,216,155	7,141,433	13,056,965

Other comprehensive income
Foreign currency translation gain	168,640	315,925	20,739	3,104,053

Comprehensive Income	$3,064,981	$8,532,080	$7,162,172	$16,161,018

Weighted average shares outstanding :
Basic	42,420,914	33,267,815	39,984,438	31,049,732
Diluted	43,329,228	33,557,457	40,641,679	31,377,267

Earnings per share attributed to AgFeed common stockholders:
Basic	$0.07	$0.25	$0.18	$0.42
Diluted	$0.07	$0.24	$0.18	$0.42

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interest	$7,180,500	$13,482,368
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation	1,952,213	973,164
Amortization	49,286	35,240
Loss on disposal of assets	882,854	16,774
Stock based compensation	427,551	55,962
Amortization of debt issuance costs	203,932	1,441,624
Amortization of discount on convertible debt	479,920	3,392,619
(Increase) / decrease in assets:
Accounts receivable	(6,759,546)	(3,439,556)
Other receivables	1,201,329	(1,837,551)
Inventory	(1,777,302)	(8,312,612)
Advances to suppliers	(716,870)	(478,535)
Prepaid expenses	(340,333)	(261,938)
Other assets	(244,980)	(1,552,469)
Increase / (decrease) in current liabilities:
Accounts payable	1,624,279	3,454,401
Other payables	(2,347,476)	2,849,755
Unearned revenue	43,465	118,530
Accrued expenses	287,838	571,447
Accrued payroll	(132,716)	374,101
Tax and welfare payable	(80,312)	213,163
Interest payable	(18,608)	251,319

Net cash provided by operating activities	1,915,024	11,347,806

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(7,486,470)	(9,052,476)
Acquisition of intangible assets	(35,314)	(72,262)
Cash paid for purchase of subsidiaries	(2,518,089)	(65,134,359)
Cash from the sale of subsidary	835,770	-

Net cash used in investing activities	(9,204,103)	(74,259,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	10,000,000	57,200,058
Offering costs paid	(1,740,072)	(6,079,530)
Proceeds from short-term loans	4,541,500	-
Proceeds from exercise of warrants	6,580,010	2,138,848
Proceeds from issuance of convertible notes	-	19,000,000
Issuance costs for convertible notes	-	(1,716,666)
Payment on note payable	-	(1,161,297)
Capital contributed by noncontrolling interest holders	118,664	936,320
Repayment of contribution of noncontrolling interest holder	(586,800)	-

Net cash provided by financing activities	18,913,302	70,317,733

Effect of exchange rate changes on cash and cash equivalents	16,652	462,472

NET INCREASE IN CASH & CASH EQUIVALENTS	11,640,875	7,868,914

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	24,839,378	7,696,209

CASH & CASH EQUIVALENTS, ENDING BALANCE	$36,480,253	$15,565,123

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$212,414	$164,810
Income taxes paid	$616,693	$209,582